                                                                    EXHIBIT 12.1

                           ANIXTER INTERNATIONAL INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


(IN MILLIONS)

                                                                 FISCAL YEAR ENDED                       SIX MONTHS ENDED
                                               ---------------------------------------------------      -------------------
                                               DEC. 29,    JAN. 3,    JAN. 2,   JAN. 1,    DEC. 31,     JUL. 2,    JUN. 30,
                                                 1995       1997       1998       1999       1999        1999        2000
                                               --------    -------    -------   -------    -------      -------    --------
EARNINGS
Income from continuing operations                $11.7      $22.6     $ 37.4     $ 44.7     $ 69.7       $19.9       $38.8
Share of distributed income of less-than
  50% owned affiliates                             0.6       (4.1)      (2.2)       5.7        0.0         0.0         0.0
Income tax provision                              17.1       19.7       27.4       31.8        8.5        14.4        28.1
                                                 -----      -----     ------     ------     ------       -----       -----
Subtotal                                          29.4       38.2       62.6       82.2       78.2        34.3        66.9

FIXED CHARGES
Interest charges                                  22.4       26.2       27.9       31.7       34.9        16.1        21.4
Interest portion of operating rents               10.0       11.0       11.9       13.2       14.0         7.5         6.8
                                                 -----      -----     ------     ------     ------       -----       -----
Total fixed charges                               32.4       37.2       39.8       44.9       48.9        23.6        28.2
                                                 -----      -----     ------     ------     ------       -----       -----
Earnings, as adjusted                            $61.8      $75.4     $102.4     $127.1     $127.1       $57.9       $95.1
                                                 =====      =====     ======     ======     ======       =====       =====

Ratio of earnings to fixed charges                1.91       2.03       2.57       2.83       2.60        2.46        3.38
                                                 =====      =====     ======     ======     ======       =====       =====